Exhibit 99

[Entrust Logo]

Press Release

FOR IMMEDIATE RELEASE

Entrust Achieves 2nd Consecutive Profitable Quarter

•	Revenues of $23.0 million – an increase of 6% from Q1, 2003
•	GAAP earnings increased to $.01 per share – versus a loss of $0.08 per share in Q1, 2003
•	Cash and marketable securities of $108.5 million – an increase of $3.9 million

DALLAS – April 20, 2004 – Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of Identity and Access Management solutions, today announced financial results for its fiscal quarter ended March 31, 2004.

Entrust recorded a Q1, 2004 net profit of $519 thousand, or $0.01 per share, compared to a Q1, 2003 net loss of $5.0 million, or $0.08 per share, and a Q4, 2003 net profit of $60 thousand, or $0.00 per share. Revenues were $23.0 million in Q1, 2004, compared to $21.7 million in Q1, 2003 and $23.7 million in Q4, 2003. The company also reported that cash and marketable investments increased by $3.9 million to $108.5 million, with no debt.

“I am pleased with our growth in revenues and profits over last year,” said Bill Conner, Entrust chairman, president and chief executive officer. ”I am particularly proud of our product and solution momentum within the enterprise segment that is traditionally down in this quarter. This was our highest enterprise software attainment in five quarters. As we look ahead to the rest of the year, I feel we are solidly positioned with a sound funnel for the 2nd quarter, a growing pipeline for the second half of the year and a solid cash position.”

Business Metrics:

•	The largest transaction in the quarter involved Entrust’s Secure Data solution to an industry-owned financial cooperative that supplies secure, standardized messaging services and interface software to financial institutions in over 200 countries. Four of the top five customers in the quarter purchased Entrust’s Secure Identity Management Solution to provide Identity and Access Management for internal and external use. Two of these customers were global governments, one customer was a large auto manufacturer and the other customer was a large investment fund technology infrastructure provider.

•	Eight out of the top ten software sales in the Q1, 2004 and Q4, 2003 included new product and new solutions that were launched in the middle of 2003. The Company also had more new customer software transactions.

•	Services and Maintenance reached $16.5 million, its highest level in nearly 3 years. Entrust support and maintenance revenue matched Q4, 2003 record levels. This achievement was driven by a record number of customer renewals and customer dollars in the quarter.

•	Entrust Cygnacom, a business unit which is focused on providing security services to the U.S. Federal government, achieved its highest revenue level ever. Entrust Cygnacom continues to grow its position as a trusted advisor in meeting the security needs of the U.S. Federal government.

•	U.S. professional services was at its highest revenue in three years reflecting increased activity in the extended enterprise market.

•	Entrust Certificate Services continued to gain traction in the SSL Web Server certificate market with its sixth consecutive quarter of revenue growth and highest revenue achievement since entering this market in 1999. Entrust Certificate Services is one component of Entrust’s total services and maintenance revenue.

•	The finance vertical accounted for approximately 56% of first quarter software revenue, producing its largest contribution to software revenue in nearly four years. Extended Enterprise accounted for 83% and Extended Government accounted for 17% of the software revenue in the quarter.

•	The top five software transactions accounted for 17% of Q1, 2004 revenues, which is in line with the company’s 2003 average of 18%. The average purchase size this quarter was $103,000, an increase of 12% from Q1, 2003. Enterprise software transactions totaled 62, which is flat compared to Q4, 2003.

Financial Metrics:

“I am truly pleased with the Company’s improved profitability, which we were able to achieve as a result of our new solutions and lower cost structure,” said David Wagner, Entrust chief financial officer. “Our strong execution enabled us to increase our revenue compared to Q1 2003, greatly improve our earnings, add to our deferred revenue balance and raise our cash position by nearly $4 million. This strong financial performance puts us in a solid position to continue to build our business in 2004.”

•	Global revenues: Total revenues increased to $23.0 million in Q1, 2004 compared to $21.7 million in Q1, 2003. This figure includes $6.5 million in software, or 28% of total revenue in the quarter, and $16.5 million in services, or 72% of total revenue in the quarter. The Q1, 2004 software revenue of $6.5 million represents a decrease of 10 percent from Q1, 2003 and a decrease of 17 percent from Q4, 2003. The decrease from Q1, 2003 is primarily due to reduced U.S. government spending in the quarter due to delays in budget approvals. The decrease from Q4, 2003 is attributed to normal first quarter seasonality for the company’s software solutions. Services revenue of $16.5 million is the highest Entrust has achieved in nearly 3 years. The increase in services revenues is due to strong demand for Entrust’s architecture and deployment services, record support and maintenance revenue and record certificate services revenue.

•	Gross margins: Gross margins at 63% were up four percentage points from Q1, 2003 and up one percentage point from Q4, 2003. The increase from Q4, 2003 resulted from the improved services margins attained in Q1, 2004. At 52%, services gross margins were up seven percentage points from Q1, 2003 and one percentage point from Q4, 2003. The increase from Q4, 2003 was due to the increase in professional services, maintenance and support and certificate services revenue, and the impact of cost savings measures associated with the Q2, 2003 restructuring initiatives.

•	Operating expenses: Operating expenses of $14.4 million in Q1, 2004 were down from $18.0 million in Q1, 2003 and down from $14.7 million in Q4, 2003. The decrease from Q1, 2003 was due to the impact of cost savings associated with Entrust’s Q2, 2003 restructuring plan and the collection of a longtime outstanding receivable, which netted an approximate $1.3 million reduction in selling and marketing expenses in Q1, 2004.

•	Earnings: Net income in accordance with GAAP was $519 thousand, or $0.01 per share, compared to a $5.0 million net loss, or $0.08 per share in Q1, 2003 and a net profit of $60 thousand, or $0.00 per share, in Q4, 2003. Increased revenue from Q1, 2003, coupled with the cost savings measures implemented in the Q2, 2003 restructuring initiative and collection of a longtime outstanding receivable, drove earnings improvement in the quarter.

•	Asset management: Entrust closed the quarter with $108.5 million in cash and marketable investments and no debt. This is an increase of $3.9 million from Q4, 2003 and reflects $5.1 million positive cash flow from operations in the quarter. The DSO (days sales outstanding) was 72 days, compared to 80 in Q1, 2003, and 71 in Q4, 2003. Deferred revenue increased by $3.2 million from Q4, 2003 to 19.8 million.

•	The Company also gave an update to the status of the demand registration from Nortel Networks pursuant to its Amended and Restated Registration Rights Agreement, dated July 29, 1998. The Company’s registration statement on Form S-3 (File No. 333-107506) relating to the demand registration was declared effective by the Securities and Exchange Commission on January 30, 2004. On February 3, 2004, Nortel Networks sold 7,301,259 shares of Entrust common stock representing all the shares of Entrust common stock that it owned.

Financial Outlook:

For the second quarter of 2004, Entrust is targeting GAAP breakeven to a net profit per share of $0.01. Revenues are expected to be in the range of $23.0 million to $24.5 million.

Entrust will be hosting an Analyst Day in New York City on Thursday May 20, 2004 at the Westin Times Square. At the session the company will provide full year P&L targets as well as review new product and solution capabilities. If you are interested in attending the conference please visit Entrust’s web site under investors for more detail.

Technology and Industry Highlights:

•	Entrust and Tumbleweed Communications announced a patent cross-licensing agreement intended to expand the companies’ secure messaging initiatives. Under the terms of the agreement, Entrust and Tumbleweed entered into a broad cross-license covering their respective patent portfolios. The agreement covers selected patents and patents issuing from patent applications that have been filed or that may be filed, by either company over the next three years. The cross-license agreement builds on the two companies’ commitment to further the growth of secure Internet communications. This intellectual property exchange will allow each company to continue to innovate and broaden its range of commercial products and services.

•	The Corporate Governance Task Force of the National Cyber Security Partnership (NCSP) released a management framework and call to action to industry, non-profits and educational institutions, challenging them to integrate effective information security governance (ISG) programs into their corporate governance processes. Entrust served as Co-chair of the task force and continued its leadership position in this area.

•	Entrust was a founding member of the Cyber Security Industry Alliance (CSIA), launched in February 2004. The CSIA is a non-profit corporate-membership organization, whose mission is to improve cyber security through public policy initiatives, public sector partnerships, corporate outreach, academic programs, alignment behind emerging industry technology standards and public education. Entrust CEO, Bill Conner, has been selected as the co-chair of the CSIA public policy committee.

•	Entrust and Passlogix®, announced that Entrust has added market-leading Passlogix v-GO SSO ® to the Entrust Secure Identity Management Solution. The move enables Entrust to provide customers, such as Czech Telecom, with a complete ‘best-of-breed’ solution that extends across client-server, Web, and Web services environments.

•	Entrust announced that SC Magazine has named the Entrust® USB Token the ‘Best Buy’ in a competitive lab review of hardware authentication products. This recognition distinguishes the hardware authentication product as a leading authentication solution for global enterprises and governments. Under the SC Magazine product review ranking system, the overall rating for the Entrust USB Token was five stars, their highest distinction in a competitive lab review. The Entrust USB Token is an integral component of the Entrust Secure Identity Management solution, helping meet the strong authentication requirements of customers deploying sensitive applications.

•	Entrust was part of an eleven vendor team that in conjunction with the U.S. General Service Administration (GSA) E-Gov E-Authentication Initiative, demonstrated interoperability of the Security Assertion Markup Language (SAML), an OASIS Standard for the exchange of authentication and authorization information.

Entrust will host a live teleconference and Webcast on Tuesday, April 20, at 5:00 p.m. ET, featuring Chairman, President and CEO Bill Conner and CFO David Wagner discussing Entrust’s Q1 results. The conference call is available by dialing 1-800-814-4857. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20030420 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. ET, Tuesday, April 20, through Tuesday, April 27 at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21044849#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range and net profit range and net profit per share range for the second quarter of 2004. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Carrie Bendzsa
Investor Relations	Media Relations
972-713-5824	613-270-3455
david.rockvam@entrust.com	carrie.bendzsa@entrust.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended March 31
	2004	2003
	(unaudited)	(unaudited)
Revenues:
License	$6,506	$7,212
Services and maintenance	16,503	14,492

Total revenues	23,009	21,704

Cost of revenues:
Licenses	508	767
Services and maintenance	7,962	7,942
Amortization of purchased product rights	—	284

Total cost of revenues	8,470	8,993

Total gross profit	14,539	12,711

Operating expenses:
Sales and marketing	6,405	8,627
Research and development	4,634	5,910
General and administrative	3,332	3,414

Total operating expenses	14,371	17,951

Income (loss) from operations	168	(5,240)

Other income (expense):
Interest income	264	530
Foreign exchange gain (loss)	425	(41)
Loss from equity investment	(209)	(105)

Total other income (expense)	480	384

Income (loss) before income taxes	648	(4,856)

Provision for income taxes	129	174

Net income (loss)	$519	$(5,030)

Weighted average common shares used
Basic	63,582	64,805
Diluted	65,695	64,805

Net income (loss) per share
Basic	$0.01	($0.08)
Diluted	$0.01	($0.08)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Mar 31, 2004	Dec 31, 2003
	(unaudited)
ASSETS

Cash and marketable investments	$108,536	$104,668
Accounts receivable, net of allowance for doubtful accounts	18,284	18,771
Other current assets	4,861	3,980
Property and equipment, net	6,608	7,678
Goodwill, net	11,186	11,186
Long-term equity investment	451	660
Other long-term assets, net	1,949	1,809

Total assets	$151,875	$148,752

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accruals	$17,420	$15,811
Accrued restructuring charges	33,902	35,426
Deferred revenue	19,830	16,615
Long-term liabilities	228	228

Total liabilities	71,380	68,080
Shareholders' equity	80,495	80,672

Total liabilities and shareholders' equity	$151,875	$148,752